UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):	January 21, 2025

IES Holdings, Inc.

Delaware	001-13783	76-0542208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2 Riverway, Suite 1730, Houston, Texas 77056
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 860-1500

 Check the appropriate box below if the From 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IESC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On January 21, 2025, IES Holdings, Inc. (“IES” or the “Company”), entered into the Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”), by and among the Company and each of the other borrowers and guarantors named therein with Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Wells Fargo Securities LLC and Fifth Third Bank, National Association as joint lead arrangers and joint bookrunners and other financial institutions party thereto as lenders. Pursuant to the Amended Credit Agreement, the Company’s maximum revolver amount increased from $150 million to $300 million, and the maturity date of the revolving credit facility was extended from September 30, 2026 to January 21, 2030.

The Amended Credit Agreement also represents a transition of the Company’s financing arrangements from an asset-based credit facility, where borrowings were limited by eligible collateral, to a cash flow-based credit facility with financial ratio covenants, increasing the Company’s borrowing capacity. Under the Amended Credit Agreement, the Company is subject to certain financial covenants including a maximum Consolidated Total Leverage Ratio (as defined in the Amended Credit Agreement) of 3.00 to 1.00 and a minimum Consolidated Interest Coverage Ratio (as defined in the Amended Credit Agreement) of 3.00 to 1.00.

Amounts borrowed under the Amended Credit Agreement bear interest, at the Company’s option, at a rate equal to either (1) the Base Rate (which is the greater of the Federal Funds Rate (as defined in the Amended Credit Agreement) and the Prime Rate (as defined in the Amended Credit Agreement), plus an applicable margin ranging from 0.50% to 1.25%; (2) the Daily Simple SOFR (as defined in the Amended Credit Agreement) plus an applicable margin ranging from 1.50% to 2.25% and (3) Term SOFR (as defined in the Amended Credit Agreement) plus an applicable margin ranging from 1.50% to 2.25%. The applicable margin is determined based on the Company’s Consolidated Total Leverage Ratio. The Company is also subject to a commitment fee of 0.25% to 0.35% on any unused portion of the revolving credit facility, based on the Company’s Consolidated Total Leverage Ratio.

The Amended Credit Agreement restricts certain types of transactions when the Company’s Consolidated Total Leverage Ratio, after giving pro forma effect thereto, exceeds 2.75 to 1.00. The Amended Credit Agreement continues to contain other customary affirmative, negative and financial covenants as well as events of default.

The representations and warranties of the borrowers and guarantors party to the Amended Credit Agreement were made only for purposes of that agreement and as of specific dates therein and were solely for the benefit of the lender parties thereto. The Amended Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company or its subsidiaries. The representations and warranties made by the borrowers and guarantors party to the Amended Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01    Regulation FD Disclosure.

On January 22, 2025, the Company issued a press release announcing its entry into the Amended Credit Agreement, as more fully described in Item 1.01 above.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act of 1934, except as set forth by specific reference in such filing.

(d)    Exhibits.

Exhibit Number	Description
10.1 —
Fourth Amended and Restated Credit Agreement by and among the Company and each of the other borrowers and guarantors named therein with Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, Wells Fargo Securities LLC and Fifth Third Bank, National Association as joint lead arrangers and joint bookrunners and other financial institutions party thereto as lenders.

99.1 —	Press release dated January 22, 2025.
104 —	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IES HOLDINGS, INC.

Date:	January 22, 2025	By: /s/ Mary K. Newman
Name: Mary K. Newman
Title: General Counsel and Corporate Secretary